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                                                                 EXHIBIT 4.06(a)



                                MORTGAGE-BACKED
                                CREDIT AGREEMENT



         THIS AGREEMENT, made as of the 29th day of November, 1996 between COMERICA BANK, a Michigan banking corporation ("Bank"), and GENERAL HOST CORPORATION, a New York corporation ("Host"), and FRANK'S NURSERY & CRAFTS, INC., a Michigan corporation ("Franks" called together with Host, the "Borrowers").

         WHEREAS, Borrowers have previously been party to a credit agreement between Borrowers and Bank dated as of August 10, 1994, as amended ("Prior Agreement") and a certain Mortgage, Deed of Trust and Security Agreement dated as of September 1, 1988 among Borrowers, The Bank of New York, as Trustee, and William T. Cunningham as Individual Trustee ("Master Mortgage Agreement");

         WHEREAS, Borrowers have requested the Bank to provide credit facilities for the purposes of replacing credit facilities previously provided them under the Prior Agreement and the Master Mortgage Agreement in the form of a facility under which they may obtain trade letters of credit from time to time in the aggregate face amount of Forty Million Dollars ($40,000,000) and which provides, by way of a sublimit, availability for trade letters of credit for direct loans and advances in aggregate amount outstanding not to exceed Twenty Five Million Dollars ($25,000,000), and, by way of a sublimit to the availability for direct loans and advances, for the issuance of standby letters of credit for the accounts of Borrowers in aggregate face amount of up to Ten Million Dollars ($10,000,000); and

         WHEREAS, the Bank is willing to do so, but only on the terms and conditions of this Agreement;

         NOW, THEREFORE, IT IS AGREED:

         1.      DEFINITIONS

                 For the purposes of this Agreement the following terms (when capitalized) will have the following meanings:

                 1.1 "Advance" shall mean a borrowing requested by either Borrower and made by the Bank under this Agreement, (including any refunding or conversion of such borrowings pursuant to Section 4.2 hereof).

                 1.2 "Applicable Interest Rate" shall mean the Eurodollar-based Rate or the Prime-based Rate, as selected by a Borrower from time to time or otherwise determined pursuant to the terms and conditions of this Agreement.

                 1.3      "Appraisal" shall mean, for each parcel of Real
Property: (a) until December 31, 1996, a historical appraisal (not necessarily ordered by or certified to Bank)


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provided by a Borrower to Bank and accepted by Bank on an interim basis on the
Closing Date; and (b) thereafter an appraisal certified to, and otherwise satisfactory to Bank and in conformance with title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") 12 U.S.C. 3331 et seq. and the regulations promulgated pursuant thereto; provided, however, with respect to the Real Property at 78 Campanelli Drive, Brockton, Massachusetts, it is agreed that, until December 31, 1996, there shall be deemed to exist an Appraisal showing a fair market value thereof of One Million Dollars ($1,000,000).

                 1.4 "Authorized Officer" shall mean any officer of either Borrower designated, in the document required pursuant to Section 6.2(b) hereof, to execute Documents and/or to transact business under this Agreement.

                 1.5 "Availability" shall mean, as of any date, a dollar amount equal to: (a) the lesser of the Maximum Amount or the Collateral Amount, minus (b) the sum of the aggregate principal amount of all Advances then outstanding and the aggregate face amount of all Letters of Credit then issued and outstanding.

                 1.6 "Borrower(s)" shall mean either or both of Host and/or Frank's, as the context indicates; provided, however, that wherever used with respect to an obligation or indebtedness owed to or to be paid to Bank, such term shall mean Host and Frank's, jointly and severally.

                 1.7 "Business Day" shall mean any day on which commercial banks are open for domestic business in Detroit and (when used in connection with any provision regarding Eurodollar-based Loans) also a day on which commercial banks are open for international business (including dealings in dollar deposits in the interbank market) in Detroit and London.

                 1.8 "Closing Date" shall mean the date, on or before November 29, 1996, on which the conditions of Section 6.1 hereof have been satisfied.

                 1.9 "Closing Fee" shall mean a non-refundable restructuring fee in the amount of Fifty Thousand Dollars $50,000 payable by Borrower to Bank on the Closing Date.

                 1.10 "Collateral Amount" shall mean, as of any date of determination thereof, a dollar amount equal to eighty percent (80%) of the appraised value of Real Property in the Collateral Pool, as determined by Bank from the relevant Appraisals.

                 1.11 "Collateral Pool" shall mean the Real Property for which Bank has received Mortgages/Deeds of Trust, Title Insurance, Insurance Policies, Surveys, Appraisals, and (commencing December 31, 1996) Environmental Reports.

                 1.12 "Consolidated" shall mean, when used with reference to any financial information (or when used as a part of any defined term or statement pertaining to any financial condition) the accounts of Host and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.





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                 1.13     "Debt to Capitalization Ratio" shall mean, as of the
date of any calculation thereof, a fraction: (i) the numerator is the sum of Long Term Debt and current maturities of Long Term Debt; and (ii) the denominator of which is the sum of Long Term Debt, current maturities of Long Term Debt and Equity.

                 1.14 "Default" shall mean an event, occurrence or circumstance which, with the giving of notice and/or passage of time, would constitute an Event of Default.

                 1.15 "Documents" shall mean collectively, this Agreement, the Note, any Letter of Credit Agreements, and any other documents, instruments or agreements now or hereafter executed pursuant to or in connection with this Agreement, the Note or any Letter of Credit Agreement.

                 1.16 "EBITDA" shall mean, as of the last day of any fiscal quarter, for the four fiscal quarters immediately preceding any calculation thereof, net income (before extraordinary items and discontinued items and the provision for store closings and related costs shown on Host's income statement for the period ending January 28, 1996) plus the aggregate amounts deducted in determining net income for such period in respect of: (a) the provision for taxes based on income; (b) interest expense; (c) depreciation and amortization; and (d) net equity loss and write down of investment in an unconsolidated affiliate as shown on Host's income statements for each of the four quarters comprising the fiscal year ending January 28, 1996, all determined for Host and its Subsidiaries, on a Consolidated basis in accordance with GAAP.

                 1.17 "Environmental Laws" shall mean the Relevant Environmental Laws, as defined in the Mortgages/Deeds of Trust.

                 1.18 "Environmental Report" shall mean a Phase I environmental audit and certification with respect to the relevant Real
Property: (a) which may be, until December 31, 1996, a historical environmental audit (not necessarily addressed to Bank) provided by Borrowers to Bank on an interim basis on the Closing Date; and (b) thereafter addressed to Bank, and Bank's successors and assigns, in form and substance acceptable to Bank, and, if recommended in such Phase I or otherwise determined to be reasonably necessary by Bank upon review of such Phase I audit, a Phase II environmental audit addressed to Bank, and Bank's successors and assigns, in form and substance acceptable to Bank.

                 1.19 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor act or code.

                 1.20 "Equity" shall mean the total common stockholders equity of Host and the Subsidiaries, determined on a Consolidated basis in accordance with GAAP.

                 1.21 "Eurodollar-based Loan" shall mean an Advance which bears interest at a rate based on the Eurodollar-based Rate.

                 1.22 "Eurodollar-based Rate" shall mean a per annum interest rate equal to the Eurodollar Rate plus two and one-quarter percent (2.25%).




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                 1.23     "Eurodollar Rate" shall mean:

                          (a) the per annum interest rate at which the Bank's eurodollar lending office offers deposits in eurodollars to prime banks in the eurodollar market in an amount comparable to the relevant Eurodollar-based Loan and for a period equal to the Interest Period at approximately 11:00 a.m. Detroit time two (2) Business Days prior to the first day of such Interest Period; divided by,

                          (b) a percentage (expressed as a decimal) equal to one hundred percent (100%) minus that percentage which is in effect on the date for an Advance of a Eurodollar-based Loan, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirements for a member bank of the Federal Reserve System with deposits exceeding five billion dollars in respect of "Euro-currency Liabilities" (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Eurodollar-based Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States Eurodollar Lending Office of such a bank to United States residents).

                 1.24 "Event of Default" shall mean the Events of Default specified in Section 10.1 hereof.

                 1.25 "Fixed Charge Coverage Ratio" shall mean, as of the date of any calculation thereof, a ratio, the numerator of which is EBITDA and the denominator of which is Interest Expense.

                 1.26 "GAAP" shall mean generally accepted accounting principles in the United States of America consistent with those used in preparation of the financial statements referred to in Section 7.7 hereof.

                 1.27 "Indebtedness" shall mean, with respect to any Person, without duplication, (i) all indebtedness of such Person for borrowed money, (ii) the deferred purchase price of assets or services which in accordance with GAAP would be shown on the liability side of the balance sheet of such Person, (iii) the face amount of all standby letters of credit issued for the account of such Person and, without duplication, all drafts drawn upon letters of credit of any type, (iv) all obligations of a second person secured by any lien on any property owned by such first Person, whether or not such obligations have been assumed by such first Person, (v) all capitalized lease obligations of such Person, (vi) all obligations of such Person under interest rate agreements, and (vii) all obligations which have the economic effect of a guaranty of Indebtedness of the types described in clauses (i) through (vi) above, regardless of characterization; provided that Indebtedness shall not include trade payables, accrued expenses (including the reserve for store closings provided in the income statement for Host's fiscal year





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ended January 28, 1996), accrued dividends, accrued income taxes, warranty reserves and deferred income taxes, to the extent arising in the ordinary course of business.

                 1.28 "Insurance Policies" shall mean with respect to any particular Real Estate, insurance policies satisfying the provisions of Section
8.8 hereof.

                 1.29 "Interest Expense" shall mean, as of the last day of any fiscal quarter, for the four fiscal quarters immediately preceding any calculation thereof, the interest expense of Host and the Subsidiaries, as determined on its Consolidated statement of income in accordance with GAAP.

                 1.30 "Interest Period" shall mean an interest period for a Eurodollar-based Loan of one (1) month or such shorter period as Bank may offer at the request of a Borrower, provided however, that:

                          (a) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless the next succeeding Business Day falls in another calendar month, in which case, such Interest Period shall end on the immediately preceding Business Day;

                          (b) when an Interest Period begins on a day which has no numerically corresponding day in the calendar month during which such Interest Period is to end, it shall end on the last Business Day of such calendar month.

                 1.31 "Letter(s) of Credit" shall mean any standby or trade letters of credit: (i) issued by Bank at the request of or for the account of a Borrower pursuant to Article 3 hereof; or (ii) previously issued by Bank pursuant to the Prior Agreement which remain outstanding as of the Closing Date, excluding (in each) case any banker's acceptances or credits in the nature of acceptances which have been or hereafter are discounted and/or accepted by Bank for or at the request of a Borrower.

                 1.32 "Letter of Credit Agreement" shall mean, in respect of each Letter of Credit, the application of a Borrower requesting Bank to issue such Letter of Credit (including the terms and conditions on the reverse side thereof or otherwise provided therein), in form and substance acceptable to Bank and, with respect to all Letters of Credit, that certain Continuing Letter of Credit Agreement dated as of February 28, 1994 between Borrowers and Bank.

                 1.33 "Letter of Credit Fees" shall mean the fees payable to Bank in connection with Letters of Credit pursuant to Section 3.3 hereof.

                 1.34 "Letter of Credit Maximum" shall mean, as of any date: (a) with respect to Letters of Credit generally, Forty Million Dollars ($40,000,000) minus the aggregate principal amount of outstanding Advances; and
(b) with respect to Letters of Credit which are standby letters of credit, Ten Million Dollars ($10,000,000).





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                 1.35     "Letter of Credit Obligation" shall mean the joint
and several obligation of the Borrowers under each Letter of Credit Agreement to reimburse Bank for each payment made by Bank under the Letter of Credit issued pursuant to such Letter of Credit Agreement, together with all other sums, fees, charges and amounts which may be owing under such Letter of Credit Agreement.

                 1.36 "Long Term Debt" shall mean Indebtedness of Host and the Subsidiaries having a stated maturity later than one year from the date of calculation thereof which under GAAP would not be included as a current liability, provided, however, obligations in connection with Letters of Credit shall not be included in any calculation of Long Term Debt hereunder.

                 1.37 "Maximum Amount" shall mean Forty Million Dollars ($40,000,000) or such lesser amount to which the Maximum Amount may be reduced pursuant to Section 4.5 or 11.4 hereof.

                 1.38 "Mortgage/Deed of Trust" shall mean either a mortgage or deed of trust in form satisfactory to Bank and conforming to the requirements of laws of the jurisdiction of the Real Estate encumbered or to be encumbered thereby.

                 1.39 "Note" shall mean the promissory note made jointly and severally by the Borrowers in the form attached as Exhibit "A" evidencing Advances to the Borrowers.

                 1.40 "Pension Plans" shall mean any pension plan as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) which is or has been maintained by or to which contributions are or have been made by Host, any Subsidiary or any ERISA Affiliate.

                 1.41     "Permitted Liens" shall mean:

                          (a)     Liens and encumbrances in favor of Bank;

                          (b) Liens for taxes, assessments or other governmental charges incurred in the ordinary course of business and for which no interest, late charge or penalty is attaching or which is being contested in good faith by appropriate proceedings and, if requested by Bank, bonded in an amount and manner satisfactory to Bank;

                          (c) Liens, not delinquent, created by statute in connection with worker's compensation, unemployment insurance, social security and similar statutory obligations;

                          (d) Liens of mechanics, materialmen, carriers, warehousemen or other like statutory or common law liens securing obligations incurred in good faith in the ordinary course of business that are not yet due and payable; and





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                          (e)     Encumbrances consisting of existing or future
                                  zoning restrictions, existing recorded
                                  rights-of-way, existing recorded easements, existing recorded private restrictions or existing or future public restrictions on the use of Real Property, none of which materially impairs the use of such property in the operation of the business for which it is used and none of which is violated in any material respect by any existing or proposed structure or land use.

                 1.42 "Prime Rate" shall mean the per annum interest rate established by Bank as its prime rate for its borrowers as such rate may vary from time to time, which rate is not necessarily the lowest rate on loans made by Bank at any such time.

                 1.43 "Prime-based Loan" shall mean a Loan which bears interest at the Prime Rate.

                 1.44 "Real Property" shall mean the real property of Borrower described in Exhibit "B" hereto.

                 1.45 "Request for Loan" shall mean a request for an Advance under the Note issued by a Borrower under this Agreement in the form annexed hereto as Exhibit "C".

                 1.46 "Revolving Credit Facility Fee" shall mean the facility fee payable to Bank pursuant to Section 2.4 hereof, in an amount equal to five-eighths percent per annum multiplied by the Revolving Credit Maximum from time to time in effect.

                 1.47     "Revolving Credit Maturity Date" shall mean June 30,
1997.

                 1.48 "Revolving Credit Maximum" shall mean, as of any date Twenty Five Million Dollars ($25,000,000) or such lesser amount to which the Revolving Credit Maximum may be reduced pursuant to Section 4.5 or 11.4 hereof.

                 1.49 "Survey" shall mean an as-built survey of the relevant Real Property, prepared and certified to Bank and the provider of the Title Insurance for the relevant Real Property by a registered (in the state where the real estate is located) surveyor, made in accordance with the "Minimum Standard Detail Requirements for Land Title Surveys" established by the American Land Title Association and the American Congress on Surveying and Mapping and conforming to all of Bank's requirements and otherwise in accordance with any survey instructions provided by Bank's counsel.

                 1.50 "Subsidiaries" shall mean any other corporation, association, joint stock company, or business trust of which more than fifty percent (50%) of the outstanding voting stock is owned either directly or indirectly by Host or one or more of its Subsidiaries or by Host and one or more of its Subsidiaries.

                 1.51 "Tangible Net Worth" shall mean the total common shareholder's equity of Host and the Subsidiaries, on a Consolidated basis, together with the amounts, if any, of





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preferred stock which is classified as part of shareholder's equity, as reflected on the most recent regularly prepared quarterly balance sheet of Host, which balance sheet shall be prepared in accordance with GAAP, less: (a) the amount of all assets classified as intangible assets (including, without limitation, goodwill, trade-marks, trade names, patents, copyrights, franchises and, to extent attributable to Host's 8% Convertible Unsecured Subordinated Notes and 11.5% Senior Unsecured Notes outstanding as of the date of this Agreement, unamortized debt discount and expenses); and (b) the aggregate amount expended for all dividends, distributions, purchases, redemptions, other acquisitions or retirements of capital stock subsequent to the date of such balance sheet and up to the date of submission to Bank of the officer's certificate for such fiscal quarter pursuant to Section 8.1(c) hereof, to the extent not reflected on such balance sheet.

                 1.52 "Title Insurance" shall mean a mortgagee's policy of title insurance issued by national title company approved by Bank, and shall insure that Bank has a first lien mortgage encumbering marketable, fee simple title to the property (including any appurtenant easements), free of the possibility of any prior mechanic's or materialmen's liens, and that the property is free and clear of all exceptions, other than those specifically approved by Bank.

                 1.53 Financial Computations. Unless specifically indicated to the contrary herein, all accounting computations and determinations hereunder shall be calculated or determined in accordance with GAAP.

         2.      THE INDEBTEDNESS: REVOLVING CREDIT

                 2.1 Revolving Credit Commitment. Subject to the terms and conditions of this Agreement, the Bank agrees to lend to the Borrowers, jointly and severally, at any time and from time to time from the Closing Date until the Revolving Credit Maturity Date, and the Borrowers may jointly and severally borrow, repay and reborrow sums outstanding from time to time not to exceed the lesser of Revolving Credit Maximum or the Availability in effect on the date for the Advance thereof. All of the Advances under this Section 2.1 shall be evidenced by the Note under which advances, repayments, and readvances may be made, subject to the terms and conditions of this Agreement.

                 2.2 Type of Loan and Maturity. The Note, and all principal and interest then outstanding thereunder, shall mature and become due and payable in full on the Revolving Credit Maturity Date. Each Advance from time to time outstanding hereunder shall be either a Prime-based Loan or a Eurodollar-based Loan as either of the Borrowers may elect or as otherwise applicable pursuant to the provisions hereof. The amount and date of each Advance, its Applicable Interest Rate, and the amount and date of any repayment shall be noted on Bank's records, which records will be presumed correct absent manifest error.

                 2.3 Requests for Revolving Credit Loans. Either Borrower may request an Advance by delivery to Bank of a Request for Loan executed by an Authorized Officer and subject to the following:





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                          (a)     each such Request for Loan shall set forth
                                  the information required on the Request for Loan form annexed hereto as Exhibit "C";

                          (b) each such Request for Loan shall be delivered to Agent by 10:00 a.m. three (3) Business Days prior to the proposed date of Advance, except in the case of a Prime-based Loan, for which the Request for Loan must be delivered by 10:00 a.m. (Detroit time) on such proposed date;

                          (c) the principal amount of such Advance, shall be at least: (i) in the case of a Prime-based Loan, One Million Dollars ($1,000,000); and
                                  (ii) in the case of a Eurodollar-based Loan, One Million Dollars ($1,000,000) or a greater integral multiple of One Million Dollars ($1,000,000);

                          (d)     the principal amount of the Advance
                                  requested, (i) shall not exceed the
                                  Availability, and (ii) when added to the principal amount of all other Advances then outstanding shall not exceed the Revolving Credit Maximum minus the aggregate face amount of outstanding Letters of Credit which are standby letters of credit;

                          (e) each Request for Loan shall constitute a certification by the Borrowers as of the date thereof that all of the conditions set forth in Section 6.2 hereof are satisfied as of the date of such request and shall be satisfied as of the date such Advance is requested.

                 2.4 Revolving Credit Facility Fee. From the Closing Date to the Revolving Credit Maturity Date, the Borrowers jointly and severally agree to pay to the Bank, quarterly in arrears, commencing December 31, 1996 and on the last day of each calendar quarter thereafter, and on the Revolving Credit Maturity Date, the Revolving Credit Facility Fee.

                 2.5 Purpose of Revolving Credit Loans. An initial Advance shall be made on the Note as of the Closing Date, in a principal amount necessary (if any) to repay by replacement and renewal evidence, any indebtedness then outstanding under the Borrowers' existing notes with Bank, and such existing notes, and all obligations of Bank thereunder, shall be automatically canceled and terminated. Thereafter, Advances shall be available to and used by Borrowers for their general corporate purposes, provided, however, that no proceeds of any Advances will be used for "buying", "purchasing" or "carrying" any "margin stock" within the respective meanings of those terms under Regulation U or G of the Federal Reserve Board as now or hereafter in effect, or for any purpose which violates provisions of regulations of the Federal Reserve Board.

         3.      LETTERS OF CREDIT

                 3.1 Letters of Credit. Subject to the terms and conditions of this Agreement, Bank shall, at the request of a Borrower at any time and from time to time from the Closing





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Date until the third (3rd) Business Day prior to the Revolving Credit Maturity
Date, issue Letters of Credit for the accounts of the Borrowers, in aggregate amounts at any one time outstanding not to exceed the relevant Letter of Credit Maximum. Each Letter of Credit shall provide an initial expiration date not later than one (1) year from its date of issuance (subject to renewals) and that it is available by drafts drawn at sight and presentation of documents.

                 3.2 Conditions to Issuance. No Letter of Credit shall be issued pursuant to Section 3.1 hereof unless, as of the date the issuance of such Letter of Credit is requested:

                          (a) the face amount of the Letter of Credit requested: (i) does not exceed the Availability and (ii) when added to the undrawn face amount of the other outstanding Letters of Credit will not exceed the relevant Letter of Credit Maximum;

                          (b) the execution of the Letter of Credit Agreement with respect to the Letter of Credit requested will not violate the terms and conditions of any contract, agreement or other borrowing of either Borrower;

                          (c) the Borrowers shall have delivered to Bank, prior to the requested date for issuance, the Letter of Credit Agreement related thereto, together with such other documents and materials as may be required pursuant to the terms thereof, and the terms of the proposed Letter of Credit shall be satisfactory to Bank;

                          (d) no order, judgment or decree of any court, arbitrator or governmental authority shall purport by its terms to enjoin or restrain Bank from issuing the Letter of Credit, and no law, rule, regulation, request or directive (whether or not having the force of law) of or from any governmental authority shall prohibit or request that Bank refrain from issuing the Letter of Credit requested or letters of credit generally; and

                          (e)     all of the conditions set forth in Section
                                  6.2 hereof, and in the related Letter of Credit Agreements, are satisfied as of the date of such request and shall be satisfied as of the date requested for issuance of such Letter of Credit.

                 3.3 Letter of Credit Fees. Borrowers jointly and severally agree to pay to Bank, Letter of Credit Fees: (i) upon the date of issuance, in the case of Letters of Credit that are trade letters of credit, in an amount equal to two and one-quarter percent (2.25%) on the face amount of such Letter of Credit, and (ii) with respect to Letters of Credit which are standby letters of credit, quarterly in arrears, an amount equal to two and one-quarter percent (2.25%) per annum multiplied by the outstanding face amount of such standby Letters of Credit outstanding during the quarterly period then ended.





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                 3.4      Issuance Fees.  In connection with the Letters of
Credit, the Borrowers will pay Bank, letter of credit issuance fees and standard administration, payment and cancellation charges assessed by Bank, at the times, in the amounts and on the terms customarily charged by Bank in connection with the administration of and transactions involving its letters of credit program.

         4.      INTEREST, INTEREST PERIODS, CONVERSIONS, PREPAYMENTS

                 4.1 Interest. Advances hereunder shall bear interest from the date thereof on the unpaid principal balance thereof from time to time outstanding, at the Applicable Interest Rates, as selected by a Borrower or as otherwise applicable pursuant to the provisions of this Agreement from time to time. With respect to Prime-based Loans, interest shall be payable quarterly on the last Business Day of each calendar quarter, commencing on the last Business Day of the calendar quarter during which such Advance is made, and at maturity. With respect to Eurodollar-based Loans, interest shall be payable on the last day of each Interest Period applicable thereto. Notwithstanding the foregoing, in the event and so long as an Event of Default shall exist, all principal outstanding under the Note shall bear interest, payable on demand, from the date of such Event of Default at a rate per annum equal to:

                          (a) in the case of a Prime-based Loan, three percent (3%) above the Prime-based Rate; and

                          (b) in the case of a Eurodollar-based Loan, three percent (3%) above the Eurodollar-based Rate until the end of the then current Interest Period, at which time such Eurodollar Loans shall be automatically converted into Prime-based Loans and bear interest at the rate provided for in clause (a) above.

                 4.2 Conversion and Renewal of Loans. Providing that no Event of Default shall have occurred and be continuing, the Borrowers may elect to renew or convert any Advance into another type of Advance, provided that any conversion of a Eurodollar-based Loan shall be made only on the last Business Day of the Interest Period applicable to such Eurodollar-based Loan. If the Borrowers desire to renew or convert an Advance, they shall give Bank not less than three (3) Business Days' prior notice in the manner provided in Section
2.3 hereof, specifying the date of such renewal or conversion, the Advances to be converted and the type of Advance elected. If with respect to any Eurodollar-based Loan outstanding at any time the Bank does not receive notice of the election from a Borrower not less than three (3) Business Days prior to the last day of the Interest Period therefor, such Borrower shall be deemed to have elected to convert such Eurodollar-based Loan to a Prime-based Loan at the end of the then current Interest Period unless such Eurodollar-based Loan is repaid upon the last day of such Interest Period.

                 4.3 Prepayments. At its option and upon two (2) Business Days' prior written, telephonic or telegraphic notice to the Bank, the Borrower may prepay advances in whole at any time or in part from time to time, without premium or penalty but with accrued interest on the principal being prepaid to the date of such prepayment, provided that: (a) each partial prepayment shall be in an amount not less than Five Hundred Thousand Dollars ($500,000) or greater integral multiple of One Hundred Thousand Dollars ($100,000); and (b) in the case of a Eurodollar-based Loan such prepayment may only be on the last Business Day of the Interest Period with respect thereto, or together with such additional amounts required with respect thereto pursuant to Section 5.1 hereof.

                 4.4      Payment Procedure.

                          (a) All payments of principal of, or interest on the Note, or of Revolving Credit Facility Fees, or of Letter of Credit Obligations or Letter of Credit Fees, shall be: (i) made without setoff, deduction or counterclaim on the date specified for payment under this Agreement not later than 11:00 a.m. (Eastern Standard Time) in immediately available funds by Borrowers to Bank; and (ii) calculated on the basis of a 360 day year for the actual number of days elapsed.

                          (b) Whenever any payment to be made shall otherwise be due on a day which is not a Business Day, such payment shall be made (except as specifically indicated to the contrary herein) on the next succeeding Business Day and such extension of time shall be included in computing interest, if any, in connection with such payment.

                          (c) Borrowers hereby irrevocably authorize and direct Bank to debit their demand deposit accounts with Bank and apply the proceeds of such debit toward satisfaction of their payment obligations under subsection (a) above as and when such payment obligations fall due.

                 4.5 Reductions or Terminations of Commitment. Upon at least five (5) Business Days prior written notice to Bank, the Borrowers may permanently reduce the Maximum Amount and/or the Revolving Credit Maximum in whole or part, provided that:

                          (a) each partial reduction of the Maximum Amount and/or the Revolving Credit Maximum shall be in an amount equal to One Million Dollars ($1,000,000) or an integral multiple thereof;

                          (b) each reduction of the Revolving Credit Maximum shall be accompanied by payment of the Revolving Credit Facility Fee accrued on the amount of the Revolving Credit Maximum so reduced through the date of such reduction;

                          (c) in the case of a reduction of the Revolving Credit Maximum: (i) Borrowers shall prepay Advances in the amount by which the Advances then outstanding plus the outstanding face amounts of

                                  Letters of Credit which are standby letters of credit would exceed the Revolving Credit Maximum (as so reduced) together with interest thereon to the date of prepayment and any additional amount required therewith pursuant to Section 5.1 hereof; and (ii) the Revolving Credit Maximum as so reduced shall not exceed the outstanding face amounts of Letters of Credit which are standby letters of credit; and

                          (d) in the case of reductions of the Maximum Amount, the Maximum Amount as so reduced shall not exceed the outstanding face amounts of all Letters of Credit.

         5.      SPECIAL PROVISIONS FOR LOANS

                 5.1 Reimbursement of Prepayment Costs. As to any Eurodollar-based Loan, if any prepayment thereof shall occur on any day other than the last day of an Interest Period (whether pursuant to this Article, or by acceleration, or otherwise), or if an Applicable Interest Rate shall be changed during any Interest Period pursuant to this Article, the Borrowers jointly and severally agree to reimburse Bank on demand for any costs incurred by Bank as a result of the timing thereof including but not limited to any net costs incurred in liquidating or employing deposits from third parties, upon Bank's delivery to Borrowers of a certificate setting forth in reasonable detail the basis for determining such costs, which certificate shall be conclusively presumed correct save for manifest error.

                 5.2 Eurodollar Lending Office. For any Advance for which the Applicable Interest Rate is the Eurodollar-based Rate, if Bank shall designate a eurodollar lending office which maintains books separate from those of the rest of Bank, Bank shall have the option of maintaining and carrying the relevant advance on the books of such office.

                 5.3 Circumstances Affecting Eurodollar-based Availability. If Bank determines that, by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in eurodollars in the applicable amounts are not being offered to Bank for an Interest Period, then Bank shall forthwith give notice thereof to the Borrowers. Thereafter, the obligation of Bank to make Eurodollar-based Loans, and the right of Borrowers to convert an Advance to or refund an Advance as a Eurodollar-based Loan shall be suspended until the Bank notifies Borrowers that such circumstance no longer exists.

                 5.4 Laws Affecting Eurodollar-based Loan Availability. If, after the date hereof, the introduction of, or any change in, any applicable law, rule or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by Bank (or its eurodollar lending offices) with any request or directive (whether or not having the force of law) of any such authority, shall make it unlawful or impossible for Bank to honor its obligations hereunder to make or maintain any Advance with interest at the Eurodollar-based Rate, Bank shall forthwith give notice thereof to Borrowers.
Thereafter: (a) the obligations to make Eurodollar-based Loans and the right of Borrowers to convert an Advance or refund an Advance as a Eurodollar-based Loan shall be suspended; and (b) if Bank may not lawfully continue to maintain a Eurodollar-based Loan to the end of the then current Interest Period, the Prime-based Rate shall be the Applicable Interest Rate for such Eurodollar-based Loans for the remainder of such Interest Period.

                 5.5 Increased Costs. In the event that any change after the date hereof in applicable law, treaty or governmental regulation, or in the interpretation or application thereof, or compliance by Bank with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority:

                          (a) shall subject Bank (or its eurodollar lending office) to any tax, duty or other charge with respect to any Advance or shall change the basis of taxation of payments to Bank (or its eurodollar lending office) of the principal of or interest on any Advance or any other amounts due under this Agreement (except for changes in the rate of tax on the overall net income or gross receipts of Bank or its eurodollar lending office imposed by the jurisdiction in which Bank's principal executive office or eurodollar lending office is located); or

                          (b) shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System but excluding with respect to any Eurodollar-based Loan any such requirement included in an applicable Eurodollar Reserve Requirement), special deposit, or similar requirement against assets of, deposits with or for the account of, or credit extended by Bank (or its eurodollar lending offices) or shall impose on Bank (or its eurodollar lending offices) or the foreign exchange and interbank markets or other condition affecting any Advance or any commitment of Bank under this Agreement;

and the result of any of the foregoing is to increase the cost to Bank of making, renewing or maintaining any Advance or its commitments hereunder or to reduce the amount or rate of return on any sum received or receivable by Bank under this Agreement, or under the Note, or under any Letter of Credit Agreement, then Bank may promptly notify Borrower of such fact and demand compensation therefor and, Borrowers jointly and severally agree to pay to Bank such additional amount or amounts as will compensate Bank for such increased costs or reduced return within thirty (30) days of such notice; provided, however: (i) that Borrowers shall not be obligated to reimburse Bank for increased costs accruing or suffered earlier than five (5) Business Days prior to Bank's notification to Borrower of the fact or expectation of such increased costs; and (ii) to the extent doing so would eliminate or decrease Borrowers' liability for increased costs hereunder, and to the extent that doing so would not otherwise be disadvantageous to Bank, Bank will attempt to designate a eurodollar lending office for which the tax, duty, reserve, deposit requirement, or other circumstance giving rise to Bank's demand for increased compensation, is not applicable. A certificate of the Bank demanding such compensation setting forth in reasonable detail the basis for determining such additional amount or amounts necessary to compensate shall be conclusively presumed to be correct save for manifest error.

         6.      CONDITIONS

                 6.1      Conditions Precedent To Initial Loans and Closing
Date.

                          The right of Borrowers to request the initial Advance
and Letters of Credit pursuant to this Agreement are subject to, and the Closing Date of this Agreement shall be the date of, Borrowers' satisfaction of the following conditions:

                          (a) Execution of Note and This Agreement. Borrowers shall have executed and delivered to Bank, the Note and this Agreement (including all schedules, exhibits, certificates, opinions, financial statements and other documents to be delivered pursuant hereto) and the Note, the Documents and this Agreement shall be in full force and effect.

                          (b) Closing Fee. Borrowers shall have paid the Closing Fee to Bank.

                          (c) No Default. No Default or Event of Default shall have occurred and be continuing.

                 6.2 Conditions Precedent to All Loans. The obligation of Bank to make Advances (including the initial Advance hereunder) and to issue any Letter of Credit, shall be subject to the satisfaction of the following conditions:

                          (a) Effectiveness. This Agreement shall have become effective as provided in Section 6.1 above.

                          (b) Corporate Authority. Bank shall have received: (i) certified copies of resolutions of the Board of Directors or Executive Committee of each of the Borrowers evidencing approval of the borrowing hereunder and execution and delivery of the Documents; (ii) certified copies of each of the Borrower's Certificates of Incorporation and Bylaws;
                                  (iii) certificates of good standing from the state of each of the Borrowers jurisdiction of incorporation, and from each state in which any Real Property is located; and (iv) incumbency certificates for each of the Borrowers.

                          (c) Collateral Documentation. Borrowers shall have delivered to Bank, or caused to be delivered to Bank: (i) executed Mortgages/Deeds of Trust covering all of the Real Property; (ii) Title Insurance, Insurance Policies, Surveys, and Appraisals for all Real Property to be included in the Collateral Pool, and

                                  (iii) at all times after December 31, 1996, Environmental Reports for all Real Property to be included in the Collateral Pool.

                          (d) Collateral Amount. The Collateral Amount shall be not less than the Maximum Amount then in effect.

                          (e) No Default; Representations and Warranties. At the time of the making of such Advance, or the issuance of such Letter of Credit, and after giving effect thereto: (i) there shall exist no Default or Event of Default; and
                                  (ii) all representations and warranties
                                  contained herein or in the other Documents shall be true and correct in all material respects, unless such representation and warranty expressly indicates that it is being made as of any other specific date.

                          (f) Opinions of Counsel. Legal opinions from Borrower's legal counsel covering such matters and otherwise in form and content satisfactory to Bank.

                          (g) Enforceability of Documents. Both before and after such Advance, the obligations of the Borrowers in the Documents shall be valid, binding and enforceable.

                          (h) Guaranty. On or before December 6, 1996, Borrowers shall have caused to be delivered to Bank, in form and content satisfactory to Bank and supported by appropriate authorizing resolutions, a joint and several guaranty agreement of General Host Holding Corp., AMS Industries, Inc., AMS Salt Industries, Inc., Bay Resources, Inc. and Nursery Distributors, Inc., guarantying to Bank the payment and performance of Borrowers' indebtedness and obligations hereunder.

         7.      REPRESENTATIONS AND WARRANTIES

                 In order to induce Bank to enter into this Agreement and to make Advances and issue Letters of Credit hereunder, the Borrowers represent and warrant to Bank:

                 7.1 Corporate Status. Each of the Borrowers is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction of its organization; has the corporate or other organizational power and authority and has obtained all requisite governmental licenses, authorizations, consents and approvals necessary to own and operate its property and assets and to transact the business in which it is engaged and presently proposes to engage, is duly qualified and is authorized to do business in, and is in good standing in, all jurisdictions where by virtue of the nature of its activities or extent of its properties it is required to be so qualified.

                 7.2 Corporate Power and Authority; Business. Each of the Borrowers has the corporate power and authority to execute, deliver and carry out the terms and provisions of the Documents and have taken all necessary corporate action to authorize the execution, delivery and performance of the Documents to which they are parties. Each of them has duly executed and delivered each Document and each such Document constitutes the legal, valid and binding obligations, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability, good faith and fair dealing.

                 7.3 No Violation. Neither the execution, delivery or performance by the Borrowers of the Documents, nor compliance with the terms and provisions thereof, nor the consummation of the transactions contemplated therein will result in a contravention of any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, or conflict or be inconsistent with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of any Lien upon any of the property or assets of either of them pursuant to the terms of, any indenture, mortgage, deed of trust, material agreement or other instruments to which any of them are parties.

                 7.4 Litigation. There are no actions, judgments, suits or proceedings pending or threatened with respect to either of the Borrowers that are likely to have a material adverse effect on the businesses or financial condition of either of them.

                 7.5 Governmental Approvals, etc. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any third party or any foreign or domestic governmental or public body or authority, or by any subdivision thereof, is required to authorize or is required in connection with the execution, delivery and performance of any Document or the transactions contemplated therein or the legality, validity, binding effect or enforceability of any Document.

                 7.6 True and Complete Disclosure. All factual information (taken as a whole) heretofore or contemporaneously furnished by or on behalf of the Borrowers in writing to Bank for purposes of or in connection with this Agreement or any transaction contemplated herein is, and all other such factual information (taken as a whole) hereafter furnished to Bank will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information not misleading.

                 7.7 Financial Statements. The Company has heretofore delivered to Bank the Consolidated balance sheet of Host and Consolidated statements of operations, stockholders' equity and cash flow for the fiscal year ended January 28, 1996 and the quarter ended August 11, 1996. All the financial statements referred to in the preceding sentence were prepared in accordance with GAAP, and fairly present in all material respects the consolidated financial position of the Company and the results of its operations and cash flows for the periods covered thereby (subject, in the case of the quarterly statement mentioned above, to normal year end adjustments).

                 7.8 Tax Returns and Payments. The Borrowers and the Subsidiaries have each filed all tax returns required to be filed by them and have paid all material taxes and assessments payable by it which have become due, other than those not yet delinquent and except for those contested in good faith and for which adequate reserves have been established to the extent required by GAAP.

                 7.9 ERISA. No events including, without limitation, any "Reportable Event" or "Prohibited Transaction," as defined in ERISA, have occurred in connection with any Pension Plan of either Borrower which might reasonably be expected to constitute grounds for termination of such Pension Plan or for the appointment of a trustee or administer of any such Pension Plan, and such Pension Plan meets the minimum funding Standards of ERISA.

                 7.10 Subsidiaries. Host's only Subsidiaries as of the Closing Date are listed on Exhibit "D" hereto and all of the outstanding capital stock of such Subsidiaries are validly issued, fully paid and nonassessable and owned beneficially and of record by Host or its immediate parent, as shown on Exhibit "D".

                 7.11 Compliance with Laws, etc. The Borrowers are each in compliance with all laws and regulations, including without limitation Environmental Laws, in all jurisdictions in which they are presently doing business.

                 7.12 Properties. The Borrowers have good and marketable title to and beneficial ownership of all their respective material properties owned by them, as reflected in the balance sheet for Host referred to in
Section 7.7 above, and hold all material licenses, certificates of occupancy or operation and similar certificates and clearances of municipal and other authorities necessary to own and operate their respective properties in the manner and for the purposes currently operated by such party.

                 7.13     Environmental Protection.  Except as disclosed on
Schedule 7.13 hereto:

                          (a) Borrowers and the Subsidiaries have all material permits, licenses and other authorizations which are required with respect to the operation of their businesses under any Environmental Law and each such authorization is in full force and effect.

                          (b) Borrowers and the Subsidiaries are in material compliance with the restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any Environmental Laws applicable to them and their assets, operations and properties (including, without limitation, compliance with standards, schedules and timetables therein), including without limitation those arising under the Resource Conservation and Recovery Act of 1976, as amended, the Comprehensive

                                  Environmental Response, Compensation and
                                  Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 ("CERCLA"), the Federal Water Pollution Control Act, the Federal Clean Air Act, and the Toxic Substances Control Act.

                          (c) There is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter or request for information pending or, to the knowledge of Borrowers or any Subsidiary, threatened against Borrowers or any Subsidiary under any Environmental Law.

                          (d) Neither Borrowers nor any Subsidiary has received notice that it has been identified as a potentially responsible party under CERCLA or any comparable state law nor has Borrowers or any Subsidiary received any notification that any hazardous substances or any pollutant or contaminant, as defined in CERCLA and its implementing regulations, or any toxic substance, hazardous waste, hazardous constituents, hazardous materials, asbestos or asbestos containing materials, petroleum, including crude oil and any fractions thereof, or other wastes, chemicals, substances or materials regulated by any Environmental Laws (collectively "Hazardous Materials") that it or any of their respective predecessors in interest has used, generated, stored, tested, handled, transported or disposed of, has been found at any site at which any governmental agency or private party is conducting a remedial investigation or other action pursuant to any Environmental Law.

                          (e) To the best knowledge of Borrowers there have been no releases (i.e., any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping) of Hazardous Materials by Borrowers or any Subsidiary on, upon, into or from any of the real properties owned or operated by them at any time. To the best knowledge of Borrowers there has been no such releases on, upon, under or into any such real property or in the vicinity of any of such real property that, through soil, surface water or groundwater migration or contamination, may be located on, in or under such real properties.

                          (f) To the best knowledge of Borrowers, there is no friable asbestos in, on, or at the respective real properties or any facility or equipment of Borrowers or any Subsidiary.

                          (g) To the best knowledge of Borrowers, no real properties owned or operated by the Borrowers or any Subsidiary is: (i) listed or proposed for listing on the National Priorities List under CERCLA; or (ii) listed in the Comprehensive Environmental Response,
                                  Compensation, Liability Information System
                                  List promulgated pursuant to CERCLA, or on any comparable list maintained by any governmental authority.

                          (h) To the best of Borrower's knowledge, there are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent compliance by Borrowers or any Subsidiary with any Environmental Law, or which may give rise to any common law or legal liability, including, without limitation, liability under CERCLA or similar state, local or foreign laws, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing or notice of violation, study or investigation, based on or related to the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport, shipping or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, chemical or industrial, toxic or hazardous substance or waste.

         8.      AFFIRMATIVE COVENANTS

                 Borrowers covenant and agree that for so long as this Agreement is in effect and until the Advances together with interest, fees and all other obligations incurred hereunder or under the Documents are paid in full, and thereafter so long as any Letters of Credit or Letter of Credit Obligations shall be outstanding:

                 8.1 Reporting Requirements Covenants. Borrowers will furnish to Bank:

                          (a) as soon as available and in any event within one hundred twenty (120) days after the close of each fiscal year of Host, the Consolidated balance sheets of Host and the Subsidiaries as at the end of such fiscal year and the related Consolidated statements of operations, stockholders equity and cash flows for such fiscal year, setting forth comparative figures for the preceding fiscal year, audited by independent certified public accountants of recognized national standing acceptable to Bank;

                          (b) as soon as available and in any event within ninety (90) days after the end of each fiscal quarter of Host, and within forty five (45) days after the end of each month, the Consolidated balance sheet of Host and its Subsidiaries as of the end of such quarterly or monthly period and the related Consolidated statements of operations and of stockholders' equity and cash flows for the relevant period ended and for the elapsed period of the fiscal year ended with the last day of such period certified by the chief financial officer of Host;

                          (c) at the time of the delivery of the financial statements provided for in Subsections 8.1(a) and (b), a certificate of the chief financial officer, controller, chief accounting officer or other authorized officer of Host to the effect that no Default or Event of Default exists, or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate shall be accompanied by a compliance certificate in a form acceptable to Bank setting forth the calculations required to establish whether Host and the Subsidiaries were in compliance with the covenants in this Agreement as at the end of such fiscal period or year, as the case may be;

                          (d) promptly upon any officer of a Borrower obtaining knowledge of any condition or event which constitutes a Default or Event of Default, an officers' certificate specifying the nature and period of existence of any such condition or event, or specifying the nature of such claimed Default or Event of Default, and explaining the action Borrowers have taken or proposes to take with respect thereto; and

                          (e) with reasonable promptness, such other material information and data with respect to Borrowers or any Subsidiary, as from time to time may be reasonably requested by Bank.

                 8.2 Books, Records and Inspections. Borrowers will, and will cause each Subsidiary to, keep true books of records and accounts of all their business transactions in accordance with GAAP and will, and will cause each Subsidiary to, permit, upon reasonable prior notice by Bank, officers and designated representatives of Bank to visit and inspect their properties or assets, and to examine books of account, and to discuss their respective affairs, finances and accounts with its and their officers and independent accountants (in the presence of such officers), all at such reasonable times and intervals as the Bank may request.

                 8.3 Maintenance of Property. Borrowers will exercise commercially reasonable efforts to maintain or cause to be maintained in good repair, working order and condition (subject to normal wear and tear) all Real Property and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof and will maintain and renew as necessary all material licenses, permits and other clearances necessary to use and occupy such Real Properties.

                 8.4 Payment of Taxes. Borrowers will pay and discharge, and will cause each Subsidiary to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which material penalties attach thereto, and all lawful claims which, if unpaid, might become a lien or charge upon any properties of Borrowers or any Subsidiary or cause a failure or forfeiture of title thereto, except to the extent such taxes, assessments and charges are being contested in good faith and adequate reserves therefore have been established to the extent required by GAAP.

                 8.5 Compliance with Statutes, etc. Borrowers will, and will cause each Subsidiary to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property.

                 8.6 ERISA. Borrowers will each comply with all requirements imposed by ERISA including, but not limited to, the minimum funding requirements of the Pension Plans.

                 8.7      Environmental Events.

                          (a) The Borrowers will promptly give notice to Bank upon becoming aware of any of the following which could reasonably be expected to result in any material liability under any Environmental Law: (i) of any material violation by a Borrower or any Subsidiary of any Environmental Law; (ii) of any inquiry, proceeding, investigation or other action, including a request for information or a notice of potential environmental liability from any foreign, federal, state or local environmental agency or board; or (iii) of the discovery of the release of any Hazardous Material at, on, under or from any of the real properties owned or operated by a Borrower or any Subsidiary or any facility or equipment thereat in excess of reportable or allowable standards or levels under any Environmental Law, or in a manner and/or amount.

                          (b) In the event of the presence of any Hazardous Material on any of the real properties owned or operated by a Borrower or any Subsidiary which is in violation of, or which could reasonably be expected to result in liability under, any Environmental Law, take all necessary steps to initiate and expeditiously complete all remedial, corrective and other action to mitigate and eliminate any such adverse effect.

                 8.8 Insurance. Borrowers shall maintain in effect general liability insurance of the types and in amounts customarily maintained similar companies and property insurance on an "all risks" basis with a replacement cost endorsement, covering Real Property against loss by fire, flood (if in a flood zone), earthquakes (if in an earthquake zone), boiler and machinery, and such other hazards, casualties and contingencies as are normally and usually covered by extended coverage policies in effect in the locality where the Real Property is situated and such other risks as may be specified by Bank, from time to time, with St. Paul Fire and Marine

Insurance Company and Federal Insurance Company or such other insurers as may be acceptable to Bank, in no event less than the full replacement cost of the buildings, structures and personalty located at or on the relevant Real Property. All of such policies shall contain the standard mortgagee endorsement, shall provide that loss proceeds shall be payable to Bank as mortgagee, and shall be issued by insurers authorized to do business in the state in which the Real Property is located. Each policy shall also include a provision obligating the insurance company to give Bank thirty (30) days prior written notice of cancellation, amendment or modification. If Borrowers fail to maintain the Insurance Policies, Bank shall have the option to do so, and Borrowers agree to repay Bank all amounts so expended by Bank upon demand, with interest at the Applicable Interest Rate then in effect. Borrower hereby appoints Bank or any employee or agent of Bank as Borrowers' attorney-in-fact, which appointment is coupled with an interest and irrevocable, and authorizes Bank or any employee or agent of Bank, on behalf of Borrowers, to adjust and compromise any loss with respect to casualties to Real Property greater than Fifty Thousand Dollars ($50,000) under said insurance and to endorse any check or draft payable to Borrower in connection therewith.

         9.      NEGATIVE COVENANTS

                 Borrowers hereby covenant and agree that so long as this Agreement is in effect and until the Advances together with interest, fees and all other obligations incurred hereunder or under the Documents are paid in full and thereafter so long as any Letter of Credit or Letter of Credit Obligation shall be outstanding:

                 9.1 Changes in Business. Borrowers will not, and will not permit any Subsidiary to, materially alter the character of its primary businesses.

                 9.2 Indebtedness. Borrowers will not, and will not permit any Subsidiary to, contract, create, incur, assume or suffer to exist any Indebtedness, except:

                          (a)     pursuant to this Agreement;

                          (b) existing Indebtedness described on Schedule 9.2(b) hereof and any refinancings thereof;

                          (c) purchase money Indebtedness incurred to financing the cost of acquisitions of fixed assets not to exceed Fifteen Million Dollars ($15,000,000) at any time outstanding;

                          (d) unsecured Indebtedness not to exceed Ten Million Dollars ($10,000,000) in aggregate amount;

                          (e) intercompany Indebtedness of Host or a wholly-owned Subsidiary to Host or a wholly-owned Subsidiary; and

                          (f) mortgage financing secured by the properties listed on Schedule 9.2(f) hereof.

                 9.3 Liens. Borrowers will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any lien or encumbrance upon or with respect to any of their respective properties or assets, whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets or assign any right to receive income, or file or permit the filing of any financing statement under the UCC or any other similar notice of lien under any similar recording or notice statute, except:

                          (a)     Permitted Liens;

                          (b) liens on the assets presently securing Indebtedness permitted under Section 9.2(b) hereof, as security for any such present or future indebtedness;

                          (c) purchase money security interests securing Indebtedness permitted under Section 9.2(c) hereof;

                          (d)     liens upon Real Property released pursuant to
                                  Section 11.4 hereof from the Mortgage/Deed of Trust granted to Bank, for the purpose of a refinancing of such Real Property; and

                          (e) liens on properties described on Schedule 9.2(f) securing indebtedness permitted under
                                  Section 9.2(f) hereof.

                 9.4      Financial Covenants.  Borrowers will not permit:

                          (a) the Fixed Charge Coverage Ratio, as of the last day of any fiscal quarter, to be less than 1.5 to 1.0.

                          (b) the Debt to Capitalization Ratio, as of the last day of any fiscal quarter, to be greater than seventy five percent (75%).

                          (c) Tangible Net Worth, as of the last day of any fiscal quarter, to be less than Eighty Million Dollars ($80,000,000).

                          (d) EBITDA, as of the last day of any fiscal quarter, to be less than Thirty Million Dollars ($30,000,000).

                 9.5 ERISA. Borrowers will not, and will not permit any Subsidiary or ERISA Affiliate to:

                          (a) engage in any transaction in connection with which any of them could be subject to either a tax imposed by Section 4975(a) of the Code or the corresponding civil penalty assessed pursuant to Section 502(i) of ERISA;

                          (b) permit to exist any accumulated funding deficiency, for which a waiver has not been obtained from the Internal Revenue Service, with respect to any Pension Plan;

                          (c)     permit to exist any failure to make
                                  contributions or any unfunded benefits
                                  liability which creates, or with the passage of time would create, a statutory lien or requirement to provide security under ERISA or the Code in favor of the PBGC or any Pension Plan, Multiemployer Plan or other entity;

                          (d) permit the sum of the amount of unfunded benefit liabilities (determined in accordance with Statement of Financial Accounting Standards No. 35) under all Title IV Plans (excluding each Title IV Plan with an amount of unfunded benefit liabilities of zero or less) to exceed One Million Dollars
                                  ($1,000,000) for a period in excess of twelve
                                  (12) months; or

                          (e) fail to make any payment to any Multiemployer Plan that any of them may be required to make under such Multiemployer Plan, any agreement relating to such Multiemployer Plan, or any law pertaining thereto.

                 9.6 Merger/Consolidations/Disposal of Assets. Borrowers shall not and shall not permit any Subsidiary to:

                          (a) merge or consolidate with any Person except for a merger or consolidation of a Subsidiary with or into another Subsidiary; or

                          (b) sell or dispose of any assets or properties other than: (i) sales of inventory in the ordinary course of business; (ii) other sales or dispositions in any instance involving the disposal of an asset or assets with a fair market value not greater than Twenty Five Thousand Dollars ($25,000); (iii) sales or dispositions involving an asset or assets with fair market values in excess of Twenty Five Thousand Dollars ($25,000) occurring during any period of twelve (12) consecutive months commencing after the date of this Agreement, involving properties with aggregate fair market value not in excess of Five Million Dollars ($5,000,000), and (iv) sales of the properties listed on Schedule 9.2(f) hereof.

                 9.7 Contingent Obligations. Borrowers will not, and will not permit any Subsidiary to, directly or indirectly, create or become liable with respect to any obligation of another Person except: (a) guaranties resulting from endorsement of negotiable instruments for collection in the ordinary course of business; and (b) Borrowers' guaranties of Indebtedness of one another.

                 9.8 Loans and Advances. Borrowers will not, and will not permit any Subsidiary to, make loans or advances to or investments in any Person, other than: (a) to a Person which is a wholly-owned Subsidiary; and (b) to officers and key employees of a Borrower for the purpose financing purchases of capital stock of General Host Corporation, in aggregate amount of any time outstanding not to exceed Five Million Dollars ($5,000,000).

                 9.9 Dividends. Borrowers will not, and will not permit any Subsidiary to declare or pay any dividend or distribution on their capital stock, or purchase redeem or retire their outstanding capital stock.

         10.     DEFAULTS

                 10.1 Events of Default. Any of the following events is an "Event of Default":

                          (a) non-payment, when due, of the principal or interest under the Note, in accordance with the terms hereof and thereof;

                          (b) default in the payment of any Letter of Credit Obligation to be paid hereunder or under any Letter of Credit Agreement, or any other amount due and payable under this Agreement or any other Document, and continuation of such default for one (1) Business Day after notice thereof to a Borrower from Bank;

                          (c) default is made in the due observance or performance of any terms, covenant or agreement contained in Sections 8.1 or 8.8 or Sections 9.1 through 9.9 of this Agreement;

                          (d) default is made in the due observance or performance of any other term, covenant or agreement contained in this Agreement or any other Document and such default continues unremedied for a period of thirty (30) days, or the repudiation or purported revocation by a Borrower of any of their respective covenants or obligations under any Document to which they are party;

                          (e) any representation or warranty made by a Borrower herein or in any instrument submitted pursuant hereto or by any other party to the Documents proves to have been untrue in any material respect when made or deemed made;

                          (f)     default in the payment of any other
                                  obligation of Borrowers or either of them, for borrowed money having a principal amount in excess of Five Million Dollars ($5,000,000) in aggregate or in the observance or performance of any term, covenant or condition in any agreement or instrument evidencing, securing or relating to such indebtedness, and such default shall be continued for a period sufficient to permit acceleration of the indebtedness prior to its expressed maturity;

                          (g) the rendering of any judgments for the payment of money in excess of One Million Dollars ($1,000,000) in the aggregate against Borrower or any Subsidiaries, and such judgments shall remain unpaid, unvacated, or unstayed by appeal or otherwise on or before three (3) Business Days prior to the earliest date on which proceedings for the enforcement thereof may be instituted under the applicable rules or statutes of the jurisdiction in which said judgments are rendered;

                          (h) the occurrence of any "reportable event", as defined in ERISA, which is determined by the Pension Benefit Guaranty Corporation to constitute grounds for termination of any Pension Plan maintained by or on behalf of such Person for the benefit of any of its employees or for the appointment by the appropriate United States District Court of a trustee to administer such Pension Plan and such reportable event is not corrected and such determination is not revoked within thirty (30) days after notice thereof has been given to the plan administrator or such Person; or the institution of proceedings by the Pension Benefit Guaranty Corporation to terminate any such Pension Plan or to appoint a trustee to administer such Pension Plan; or the appointment of a trustee by the appropriate United States District Court to administer any such Pension Plan or either Borrower or any Subsidiary or any ERISA Affiliate shall become liable to the PBGC or any other party under Section 4062, 4063 or 4064 of ERISA with respect to any Pension Plan or to any multiemployer plan under
                                  Section 4021 et seq. of ERISA;

                          (i) if either Borrower or any Subsidiary shall fail to pay its debts generally as such debts become due in the ordinary course of business;

                          (j) if a creditors' committee shall have been appointed for the business of either Borrower or any Subsidiary, or if any of them shall have made a general assignment for the benefit of creditors or shall have been adjudicated bankrupt, or shall have filed a voluntary petition in bankruptcy or for reorganization or to effect a plan or arrangement with creditors; or shall file an answer to a creditor's petition or other petition filed against it, admitting the material allegations thereof for an adjudication in bankruptcy or for reorganization; or shall have a creditor's petition or other petition filed against it and such petition is not dismissed within thirty (30) days of such filing; or shall have applied for or permitted the appointment of a receiver or trustee or custodian for any of its property or assets; or such receiver, trustee or custodian shall have been appointed for any of its property or assets or if an order shall be entered approving any petition for reorganization of either Borrower or any Subsidiary.

                 10.2 Exercise of Remedies. If an Event of Default has occurred and is continuing hereunder:

                          (a) Bank's commitment to make Advances, and the commitment to issue Letters of Credit hereunder, shall immediately and automatically terminate;

                          (b) Bank may, (i) declare the entire unpaid balance of the indebtedness hereunder, including the Note, immediately due and payable, without presentment, notice or demand, all of which are hereby expressly waived by Borrowers and/or (ii) require the payment by Borrowers, into a restricted demand deposit account with Bank, of an amount equal to the undrawn face amount of any outstanding Letters of Credit as security for Letter of Credit Obligations then existing or thereafter arising;

                          (c) immediately and automatically upon the occurrence of any Event of Default specified in Subsection 10.1(j) above, and notwithstanding the lack of any declaration by Bank under preceding clause (b), the entire unpaid principal of the Advances and other indebtedness hereunder, including the Note, shall become automatically due and payable and Borrowers shall immediately and automatically be required to pay an amount equal to the undrawn face amount of any outstanding Letters of Credit into a restricted demand deposit account with Bank; and

                          (d) Bank may collect and apply the proceeds of any deposits of, or credit owing, either Borrower toward satisfaction of the Borrowers' liabilities and obligations to Bank hereunder, and may exercise any other remedy permitted by this Agreement, the Documents or law.

         11.     MISCELLANEOUS

                 11.1 Law of Michigan; Submission to Jurisdiction. This Agreement, the Note and Documents (other than the Mortgages/Deeds of Trust encumbering Real Property situated outside of the State of Michigan) have been delivered at Detroit, Michigan, and shall be governed by and construed and enforced in accordance with the laws of the State of Michigan. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

                          Any legal action or proceeding with respect to this
Agreement or any other Document may be brought in the courts of the State of Michigan or of the United States District Court for the Eastern District of Michigan, and, by execution and delivery of this Agreement, each party hereto hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the non- exclusive jurisdiction of the aforesaid courts. Borrowers further irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to its address for notices pursuant to Section 11.3 hereof, such service to become effective three (3) Business Days after such mailing. Nothing herein shall affect the right Bank to serve process in any other manner permitted by law.

                          Borrowers hereby irrevocably waives any objection
which it may now or hereafter have to the laying of venue of any proceedings arising out of or in connection with this Agreement or any Document brought in the courts referred to above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

                 11.2 Costs and Expenses. Borrowers jointly and severally agree to pay all reasonable costs and expenses, including, by way of description and not limitation, outside attorney fees and out-of-pocket expenses, incurred by Bank in connection with the negotiation, documentation, preparation and closing on the transactions contemplated hereunder and in connection with any exercise or enforcement of its rights and prerogatives hereunder and under the Documents. All costs, including attorney fees, incurred by Bank in revising, protecting, exercising or enforcing any of its rights hereunder and under the Documents, or otherwise incurred by Bank in connection with an Event of Default or incurred by Bank in connection with the enforcement hereof, including by way of description and not limitation, such charges in any court or bankruptcy proceedings or arising out of any claim or action by any person against Bank which would not have been asserted were it not for Bank's relationship with Borrower hereunder or under the Documents, shall also be paid by Borrower.

                 11.3 Notices. Except as otherwise provided herein, all notices hereunder shall be sufficient if made in writing and delivered to the mailing and delivery address of the respective parties indicated on the signature pages to this Agreement, or transmitted to the facsimile or telex numbers set forth on their respective signature pages to this Agreement. All such notices shall be deemed received (i) two (2) Business Days after deposit thereof in the mails, if given by mail, (ii) one (1) Business Day after deposit with express courier service, or (iii) if by facsimile or telex transmission, the Business Day of transmission if transmitted during customary business hours of the addressee and, if not transmitted during such business hours, the following Business Day, provided, however, that notices to the Agent shall not be effective until actual receipt thereof.

                 11.4 Release of Real Property. Bank shall release from its Mortgage any Real Property upon Borrowers' sale or refinancing thereof, provided that: (i) no Event of Default exists hereunder; (ii) upon such release the Collateral Amount for Real Property remaining in the Collateral Pool will be not less than the Maximum Amount then in effect, and (iii) Borrowers shall apply contemporaneously with such release, reduce the Maximum Amount in accordance with Section 4.5 hereof in an amount equal to the net proceeds of such sale or refinancing, or such lesser amount as Bank shall approve in writing.

                 11.5 Insurance and Condemnation Proceeds. In the event that, at the time that any insured casualty to any of the Real Property occurs or any of the Real Property is taken or by eminent domain, or at the time of payment of proceeds or compensation with respect to any such event, if (i) there shall then exist a Default or Event of Default, or (ii) if such Real Property was previously included in the Collateral Pool, the Collateral Amount reduced by an amount equal to eighty percent (80%) of the appraised value of such Real Property does not exceed the Maximum Amount then in effect, then Bank shall be entitled to apply the proceeds of such casualty or taking, in its discretion, to reduction of Indebtedness of Borrowers to Bank and the Maximum Amount shall automatically be reduced by an amount equal to the greater of the proceeds of such casualty or taking or the portion of the Collateral Amount previously attributable to the affected Real Property. In the event that neither of the circumstances described in clauses (i) or (ii) above exist either at the time of the relevant casualty or taking, or at the time of payment of proceeds with respect thereto, then Borrowers shall be entitled to receive such proceeds free of any Lien in favor of Bank and, thereafter, the affected Real Property shall not be included in the Collateral Pool.

                 11.6 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of Borrowers and Bank and their respective successors and assigns, provided that the foregoing shall not authorize any assignment by Borrowers of any of their rights or duties hereunder.

                 11.7 Indulgence. No delay or failure of Bank in exercising any right, power or privilege hereunder shall affect such right, power or privilege nor shall any single or partial exercise thereof preclude any further exercise thereof, nor the exercise of any other right, power or privilege. The rights of Bank hereunder are cumulative and are not exclusive of any rights or remedies which Bank would otherwise have.

                 11.8 Counterparts. This Agreement may be executed in several counterparts, and each executed copy shall constitute an original instrument, but such counterparts shall together constitute but one and the same instrument.

                 11.9 Jury Waiver. Each of the parties to this agreement hereby irrevocably waives all right to a trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement, the Documents or the transactions contemplated hereby or thereby.

         WITNESS the due execution hereof as of the day and year first above written.


GENERAL HOST CORPORATION                          COMERICA BANK



By: Robert M. Lovejoy, Jr.                        By: Chris Georvassilis
   ----------------------------------                --------------------------
      Robert M. Lovejoy, Jr.                            Chris Georvassilis
Its:  Vice President                              Its:  Vice President

1 Station Place                                   500 Woodward Avenue, M.C. 3280
Stamford, Connecticut  06902                      Detroit, Michigan  48226
Telephone: (203) 357-9900                         Telephone: (313) 222-6239
Telefax: (203) 357-0148                           Telefax: (313) 222-3330


FRANK'S NURSERY & CRAFTS, INC.


By: Robert M. Lovejoy, Jr.
   ----------------------------------
      Robert M. Lovejoy, Jr.
Its:  Vice President

6501 East Nevada
Detroit, Michigan 48234
Telephone: (313) 366-8400
Telefax: (313) 564-2084

                                 EXHIBIT "A"

                            MORTGAGE-BACKED NOTE

$25,000,000.00                                             Detroit, Michigan
                                                           November ______, 1996



        FOR VALUE RECEIVED, General Host Corporation, a New York corporation, and Franks Nursery & Crafts, Inc., a Michigan corporation, jointly and severally ("Borrowers"), promise to pay to Comerica Bank, a Michigan banking corporation, in lawful money of the United States of America in immediately available funds, the principal sum of Twenty Five Million Dollars ($25,000,000) or so much of said sum as has been advanced and outstanding hereunder pursuant to that certain Mortgage-Backed Credit Agreement of even date herewith between the Borrowers and Bank ("Agreement") on the Revolving Credit Maturity Date.

        Capitalized terms used herein and not defined to the contrary have the meanings given them in the Agreement.

        Interest shall accrue on the unpaid principal balance of this Note from time to time outstanding at the Applicable Interest Rates, as selected by the Borrowers or as otherwise applicable pursuant to the provisions of the Agreement; provided, however, that in the event and so long as an Event of Default shall exist, interest shall accrue at the per annum rate equal to: (i) in the case of a Prime-based Loan, 3% above the Prime-based Rate; and (ii) in the case of a Eurodollar-based Loan, three percent (3%) above the Eurodollar-based Rate until the end of the then current Interest Period, at which time such Eurodollar Loans shall be automatically converted into Prime-based Loans and bear interest at the rate provided for in clause (i) above.

        Interest shall be payable: (i) with respect to Prime-based Loans, quarterly on the last Business Day of each calendar quarter; (ii) with respect to Eurodollar-based Loans, on the last day of each Interest Period applicable thereto. In computation of interest effect shall be given to any change in the Prime-based Rate resulting from a change in the Prime Rate on the date of such change in the Prime Rate.

        This Note is a note under which advances, repayments and readvances may be made from time to time, in accordance with the terms and conditions of the Agreement, and may be accelerated or matured pursuant to the terms of the Agreement, to which reference is hereby made.

        All borrowings evidenced by this Note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof, or on a continuation thereof which shall be attached hereto and made a part hereof, or other-wise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such a notation shall not affect the obligations of the Borrowers under this Note.

        This Note shall be interpreted and the rights of the parties hereunder shall be determined under the laws of, and enforceable in, the State of Michigan.

        Borrowers acknowledge and agree that their obligations hereunder and under the Agreement are joint and several obligations and may be enforced against either or both of them severally, or both of them jointly, notwithstanding the fact that an advance may be requested by, and the proceeds thereof utilized by, either of the Borrowers. The Borrowers further hereby waive presentment for payment, demand, protest and notice of protest and notice of dishonor and nonpayment of this Note and agree that no obligation hereunder shall be discharged by reason of any extension, indulgence, release or forbearance granted by any holder of this Note to any party now or hereafter liable hereon or any present or subsequent owner of any property, real or personal, which is now or hereafter security for this Note. Any transferees of, or endorser, guarantor or surety paying this Note in full shall succeed to all rights of Bank, and Bank shall be under no further responsibility for the exercise thereof or the loan evidenced hereby.

        Nothing herein shall limit any right granted Bank by any other instrument or by law.

                                GENERAL HOST CORPORATION


                                By: ______________________________

                                Its: _____________________________


                                FRANKS NURSERY & CRAFTS, INC.


                                By: ______________________________

                                Its: _____________________________

                                 TRANSACTIONS
                                      ON
                            REVOLVING CREDIT NOTE

                                     Amount of       Outstanding
         Type of       Amount of     Principal or    Principal
         Loan Made     Loan Made     Interest Paid   Balance       Notation
Date     This Date     This Date     This Date       This Date     Made By
----     ---------     ---------     ---------       ---------     -------

                                 EXHIBIT "B"



TRANCHE ONE REAL ESTATE

Store 5      25488 Michigan Avenue, Dearborn Heights, MI 48125
Store 23     5580 West State Street, Saginaw, MI 48603
Store 26     7141 E. Broad, Columbus, OH 43213
Store 27     5500 West Broad Street, Columbus, OH 43228
Store 28     6303 S. Anthony, Fort Wayne, IN 46816
Store 30     47340 Van Dyke, Utica, MI 48317
Store 45     7940 Penn Avenue S., Bloomington, MN 55431
Store 58     3333 Refugee Road, Columbus, OH 43232
Store 81     3001 28th Street S.W., Grandville, MI 49418
Store 86     8032 KEN-18 Burlington Park, Florence, KY 41042
Store 94     6142 Telegraph, Toledo, OH 43612
Store 102    10901 Bustleton, Philadelphia, PA 19116
Store 105    110 W. Lincoln Highway, Exton, PA 19341
Store 111    5501 49th St.N., St. Petersburg, FL 33709
Store 112    255 89th Avenue, Blaine, MN 55434
Store 113    4720 U.S. 19, New Port Richie, FL 34652
Store 118    4366 Pierson Road, Flint, MI 48504
Store 119    12756 Walshingham Road, Largo, FL 34644
Store 120    15910 Mapledale Boulevard, Tampa, FL 33624
Store 151    2295 10 Mile Road, Warren, MI 48091
Store 164    2997 E. Wilder Road, Bay City, MI 48076
Store 178    2685 Tittabawassee Road, Saginaw, MI 48604
Store 179    4532 Woodville Road, Northwood, OH 43619
Store 188    448 N. Lexington Parkwaym, St. Paul, MN 55140
Store 189    1210 N. Byrne, Toledo, OH 43607
Store 199    1238 Upper Val. Pike Road, Springfield, OH 45505
Store 202    3365 Highland Avenue, Cincinnati, OH 45213
Store 213    4902 Cortez Road, Bradenton, FL 34210
Store 240    7325 Old Troy Pike, Huber Heights, OH 45424
Store 259    5225 Grape Road, Mishawaka, IN 46545
Store 266    10808 Montgomery Road, Cincinnati, OH 45242
Store 645    447 Winthrop Street, Tauton, MA 02780
Store 648    78 Campanelli Drive, Brockton, MA 02401
Store 649    310 Russell St. (Rte. 9), Hadley, MA 01035
Store 652    840 Boston Road (Rte. 20), Springfield, MA 01119


TRANCHE TWO REAL ESTATE

Store 15     2170 Dix Road, Lincoln Park, MI 48146
Store 29     1133 Coliseum Blvd., Fort Wayne, IN 46805
Store 85     325 Mall Drive, Portgage, MI 49002

Store 93     5737 S. Pennsylvania, Lansing, MI 48911
Store 104    10550 Reisterstown Road, Owings Mills, MD 21117
Store 110    4315 E. Bay Drive, Clearwater, FL 34624
Store 117    6401 W. Waters Avenue, Tampa, FL 33634
Store 134    15031 Manchester Road, Ballwin, MO
Store 141    7456 South State Road, Bedford Park, IL 60638
Store 181    3530 Mona Kai Drive, Norton Shores, MI 49441
Store 272    223 E. Main Street, Westfield, MA 01085
Store 286    2145 Highway 35, Sea Girt, NJ 08750
Store 605    210 Monmouth Road, W. Long Branch, NJ 07764
Store 622    945 North Main Street, Milford, CT 06460
Store 624    840 Route 46, Kenvil, NJ 07847
Store 625    2931 Highway 35, Hazlet, NJ 07730
Store 638    4250 Route 9 South, Howell, NJ 07731

                                 EXHIBIT "C"

                               REQUEST FOR LOAN


A.     REQUEST

       The undersigned authorized officer of __________________(1), pursuant to the terms of that certain Mortaged-Backed Credit Agreement dated November 27, 1996 ("Agreement") among Frank's Nursery & Crafts, Inc., General Host Corporation and Comerica Bank ("Bank") hereby requests an Advance on ________________, 199___(2) in the amount of ___________________ Dollars
($____________)(3).

       The Applicable Interest Rate for the Advance shall be _________________
(4).

B.     APPLICATION OF PROCEEDS

       1.       the proceeds of this Advance shall be:

                (a)   applied to convert or renew the following outstanding
Advance:

                                Last Day of
Type of Advance               Interest Period                 Principal Amount
---------------               ---------------                 ----------------


                (b) deposited in the undersigned's account number ________________________ with __________________.

C.     CERTIFICATION

       The undersigned hereby certifies that all the conditions set forth in the Agreement for the Advance requested hereby are satisfied and shall remain satisfied as of the date for the Advance requested hereby.



___________________________

    (1)Insert "General Host Corporation" or "Franks Nursery & Craft, Inc.", as applicable.

    (2)Insert date for Advance, which must be at least three (3) Business Days after request, if request is for a Eurodollar Loan.

    (3)Insert amount, which must be: (i) not less than $1,000,000, if a Prime-based Loan; and (ii) a multiple of $1,000,000, if a Eurodollar-based Loan.

    (4)Insert "Prime-based Rate" or "Eurodollar-based Rate", as applicable.

D.     DEFINED TERMS

       Capitalized terms used herein and not defined to the contrary have the meanings given them in the Agreement.

       Dated this _____ day of ________________, 199___.



                                        ______________________________________


                                        By:___________________________________

                                        Its:__________________________________

                                                                  EXHIBIT "D"

GENERAL HOST CORPORATION AND SUBSIDIARIES


General Host Corporation

        Frank's Nursery & Crafts, Inc.

             Nursery Distributors, Inc.

        General Host Holding Corporation

        AMS Industries, Inc.

             AMS Salt Industries, Inc.

        Bay Resources, Inc.

        SNG Acquisition Company, Inc.

                                SCHEDULE 7.13



        The capitalized terms that are used (but not defined) in this Schedule
7.13 are used with the meanings given to them in the foregoing Mortgage-Backed Credit Agreement ("the Credit Agreement") among Comerica Bank, General Host Corporation and Frank's Nursery & Crafts, Inc.

        NYDEC ORDER ON CONSENT - As reported on Schedule 7.13 to the Prior Agreement, Frank's entered into an Order on Consent with the New York Department of Environmental Conservation on May 11, 1994. The $100,000 fine referred to in the Order on Consent has been paid, and the Order on Consent remains in effect.

        LITTLE GENERAL STORES - Host remains contractually liable for environmental liabilities resulting from the operation of its former Little General Stores Division. Host expects to receive reimbursement of a substantial part of its costs from state-funded programs.

        SOLVENTS RECOVERY SERVICE ("SRS") SITE, SOUTHINGTON, CT - This is a federal superfund case in Connecticut that involves shipments of waste from a former Host subsidiary, Allied Leather Corporation ("Allied"), to the SRS site. However, in 1978, Allied and all of its subsidiaries (including Allied Kid Corporation ("Kid")) were purchased, and their liabilities were assumed, by Feuer Leather Corporation ("Feuer"). Host believes that any liabilities resulting from the acts of Allied are the responsibility of Feuer.

        OLD SOUTHINGTON LANDFILL SITE, SOUTHINGTON, CT - This is a federal superfund case in Connecticut that involves the alleged trans-shipment of waste from the SRS Site to the Old Southington Landfill Site. There are no allegations involving Host other than a general allegation that the waste of dozens of companies were shipped from the SRS Site for ultimate disposal at the Old Southington Landfill Site. As with the SRS Site, Host believes that Allied's responsibility (if any) for the trans-shipments has been assumed by Feuer.

        KRAMER LANDFILL & BUZBY LANDFILL - These are federal superfund sites in New Jersey. In each case, Host is a third-party defendant to claims of numerous parties who were the major contributors to the landfills. However, Host's only connection to these landfills is alleged shipments of waste to the sites by Kid. As with the SRS Site and the Old Southington Landfill Site, Host believes that Kid's responsibility (if any) for the shipments to these sites has been assumed by Feuer.

        MATTERS DISCLOSED IN ENVIRONMENTAL REPORTS - Other matters that may be within the scope of Section 7.13 of the Credit Agreement and this Schedule 7.13 are, or will be, disclosed in the Environmental Reports.

                               SCHEDULE 9.2(b)



SCHEDULE OF INDEBTEDNESS
(Amounts are in thousands)




                                                               TOTAL
                                                               -----
SENIOR DEBT:

  Comerica Bank                                                $10,000

  11 1/2% Senior Notes due                                      78,000
    February 15, 2002

  Metlife Capital Mortgage Financing due                        10,290
    September 1, 2005

  Midland Loan Services Mortgage Financing due                     676
    April 1, 2006

  Midland Loan Services Mortgage Financing due                   2,535
    November 1, 2005

  Midland Loan Services Mortgage Financing due                  16,465
    February 1, 2006

  Peoples Bank Mortgage Financing due                            4,816
    February 1, 2001

  First Union National Bank Mortgage Financing due               3,762
    May 1, 2006

  First Union National Bank Mortgage Financing due                 653
    May 1, 2006

  N.A.D. Realty Co. due August 17, 1999                            560

  Capital Leases                                                12,707

  Standby Letters of Credit                                      8,102

SUBORDINATED DEBT:

  8% Convertible Subordinated Notes due                         65,000
    February 15, 2002



                               SCHEDULE 9.3(b)

SCHEDULE OF LIENS

        Blanket liens on real estate, fixtures and equipment on the following stores:


            YEAR                                                           YEAR
STORE      OPENED            STATE                            STORE       OPENED            STATE
-----------------------------------------------------------------------------------------------------
25           1969        Grand Rapids                          156          1987       Michigan City

32           1971        Columbus                              163          1986       Crystal Lake

33           1971        Grand Rapids                          167          1986       Schaumburg

34           1971        Okemos                                168          1986       Battle Creek

35           1972        Roseville                             205          1987       Louisville

65           1981        Flint                                 208          1988       Louisville

80           1981        Canton Twp.                           214          1988       Franklin

87           1981        Evergreen Pk.                         219          1988       Columbus

88           1981        Waukegan                              244          1990       Eden Prairie

90           1982        Merrillville                          245          1990       Eagan

92           1982        Clinton Twp.                          265          1992       St. Charles

98           1983        St. Charles                           267          1992       South Bend

99           1984        Brookhaven                            277          1993       Bloomfield

100          1984        Joliet                                623          1985       Staten Island

101          1984        Deptford                              626          1985       Bricktown

103          1983        Coon Rapids                           628          1986       Bridgewater

106          1985        Libertyville                          631          1985       Branford

107          1985        Naperville                            632          1985       Vernon

135          1986        Bridgeton                             633          1985       Southington

139          1986        St. Charles                           636          1986       Farmington

140          1986        Lake Zurich                           639          1987       Kingston

142          1986        Cincinnati                            643          1987       East Hartford
-----------------------------------------------------------------------------------------------------


        WITNESS the due execution hereof as of the day and year first above written.


GENERAL HOST CORPORATION                     COMERICA BANK



By:      Robert M. Lovejoy, Jr.              By:      Chris Georvassilis
     --------------------------                    ----------------------------
         Robert M. Lovejoy, Jr.                        Chris Georvassilis
Its:     Vice President                      Its:      Vice President


1 Station Place                              500 Woodward Avenue, M.C. 3280
Stamford, Connecticut 06902                  Detroit, Michigan 48226
Telephone: (203) 357-9900                    Telephone: (313) 222-6239
Telefax: (203) 357-0148                      Telefax: (313) 222-3330


FRANK'S NURSERY & CRAFTS, INC.


By:     Robert M. Lovejoy, Jr.
    --------------------------
        Robert M. Lovejoy, Jr.
Its:    Vice President


6501 East Nevada
Detroit, Michigan 48234
Telephone: (313) 366-8400
Telefax: (313) 564-2084

                                SCHEDULE 9.2(f)





STORE #              ADDRESS


  610                715 Dobbs Ferry Road, White Plains, NY 10607


  601                1081 East Jericho Turnpike, Huntington, NY 11743


  644                1121-23 Union Avenue, Newburgh, NY 12550


  646                49 Palomba Drive, Enfield, CT 06082



  6400
  6399
  6401
  6501               East Nevada, Detroit, Michigan


                     West side of Filler Ave, 200 Ft. S. of E. Nevada, Detroit, Michigan